Exhibit 10.9

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 30, 2008, by and between Forward Air Corporation, a corporation organized under the laws of the State of Tennessee (the “Company”), and Bruce A. Campbell (the “Executive”).

WHEREAS, the Company and the Executive entered into an Employment Agreement, effective as of October 30, 2007 (the “Employment Agreement”);

WHEREAS, section 11(c) of the Employment Agreement specifies that the Employment Agreement may be amended only by an instrument in writing signed by the parties;

WHEREAS, the Company and the Executive find it mutually desirable and in the best interests of the parties to amend the Employment Agreement to the extent necessary to comply with section 409A of the Internal Revenue Code and the Treasury regulations promulgated under that section, which relate to nonqualified deferred compensation.

For and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.           Section 6(b) is hereby amended in its entirety to read as follows:

(b)           BONUS.  Executive shall be eligible for an annual cash bonus to be paid to him in the form of a Year-End Bonus (“Year-End Bonus”).  Executive shall be eligible to receive a Year-End Bonus equal to fifty percent (50%) of his Base Salary upon the Company’s achievement of the performance criteria set forth in a Business Plan established by the Board of Directors for that year and upon such other criteria that the Board of Directors may establish.  Executive shall be eligible to receive a Year-End Bonus equal to one hundred percent (100%) of his Base Salary upon the Company’s achievement of the “Stretch” performance criteria established by the Board of Directors for that year and upon such other criteria that the Board of Directors may establish. The Board of Directors shall have the discretion to award a Year-End Bonus to Executive upon such other terms as the Board of Directors may establish which amount shall be consistent with the annual incentives awarded to chief executive officers of companies within a peer group chosen by the Compensation Committee.  The Year-End Bonus for each calendar year, if any, shall be paid to Executive on or after January 1st, but by no later than March 15th, of the immediately succeeding year.

2.           Section 8(c) is hereby amended in its entirety to read as follows:

(c)           “MATERIAL CHANGE IN DUTIES” shall be deemed to have occurred when, without the Executive consent, the Executive is assigned any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company which results in a materially demonstrable diminution in such position, authority, duties or responsibilities. No Material Change in Duties shall be deemed to have occurred unless (i) the Executive notifies the Company in writing within 90 days after the assignment of materially inconsistent duties, and the Company fails to cure this material inconsistency within 30 days after receipt of the notice, and (ii) the termination of employment occurs no later than one year after the initial assignment of materially inconsistent duties.

3.           Section 8(d) is hereby amended in its entirety to read as follows:

(d)           “BY DEATH OR DISABILITY”  If Executive’s employment is terminated due to Executive’s death, the Executive’s surviving spouse, or if none, his estate, shall receive the benefits payable under (i), (ii), (iii), and (iv) of Paragraph 7(a) above; provided, however, any payments due thereunder shall be made in a lump sum payment within 90 days of the Executive’s death.  In addition, if the Executive’s dependents are eligible to and actually elect to continue under COBRA any coverages provided under Paragraph 7(a)(iii), the Company shall pay the cost of such COBRA coverage for the period remaining under Paragraph 7(a)(iii).  If Executive’s employment is terminated due to Executive’s permanent and total disability (as defined in the Company’s long-term disability plan or insurance policy in which Executive is participating at the time, or if no such plan or policy exists, as determined in good faith by the Board of Directors of the Company based on Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months). Executive shall be entitled to the benefits payable or to be provided under (i), (ii), (iii), and (iv) of Paragraph 7(a).  Executive or his estate, as the case may be, shall not by operation of this paragraph forfeit any rights in which he is vested at the time of his death or disability.

4.           Section 11 is hereby amended by adding the following new subsection (l) to the end of that section:

(l)           CODE SECTION 409A COMPLIANCE.

(i)           This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder.

(ii)           The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A of the Code.

(iii)           If the Company determines in good faith that any provision of this Agreement would cause the Executive to incur an additional tax, penalty, or interest under Section 409A of the Code, the Compensation Committee and the Executive shall use reasonable efforts to reform such provision, if possible, in a mutually agreeable fashion to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code or causing the imposition of such additional tax, penalty, or interest under Section 409A of the Code.

(iv)           The preceding provisions, however, shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement.  The Company shall not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Executive, that is determined to result in an additional tax, penalty, or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(v)           For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(vi)           With respect to any reimbursement of expenses of, or any provision of in-kind benefits to, the Executive, as specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (A) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (C) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(vii)           “Termination of employment,” “resignation,” or words of similar import, as used in this Agreement means, for purposes of any payments under this Agreement that are payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(viii)           If a payment obligation under this Agreement arises on account of the Executive’s separation from service while the Executive is a “specified employee” (as defined under Section 409A of the Code and determined in good faith by the Compensation Committee), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six months after such separation from service (the aggregate of such scheduled payments, the “Delayed Payment”) shall, in lieu thereof, be paid, as adjusted for earnings or losses thereon, within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.  In the event that the provisions of this Section 11(l)(viii) shall apply to any payment obligation under this Agreement, and provided that the Executive executes a general release as the Company may request, the Company shall make an irrevocable contribution of an amount equal to the Delayed Payment to a grantor trust established consistent with the terms of Revenue Procedure 92-64, 1992-33 I.R.B. 11 (the “Rabbi Trust”) with a financial institution approved by the Executive, which approval will not be withheld unreasonably, serving as the third-party trustee thereof, under the terms of which the assets of the trust may be used, in the absence of the Company’s insolvency, solely for purposes of fulfilling the Company’s obligation to pay the Delayed Payment to the Executive in compliance with Section 409A(a)(2)(B)(i) of the Code.  The Company’s obligation to make the contribution to the Rabbi Trust under the immediately preceding sentence shall arise on the due date of the payment obligation had this Section 11(l)(viii) not applied or, if later, the date that any general release becomes effective, and such contribution shall be made by no later than the tenth business day (excluding federal holidays) after the applicable date.  The Executive shall be permitted to direct the trustee how to invest the trust assets held on the Executive’s behalf.

  5.           In all other respects, the Employment Agreement is hereby ratified and confirmed.

  IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment as of the date first written above.

By:	/s/ Bruce A. Campbell
Bruce A. Campbell
FORWARD AIR CORPORATION

By:	/s/ Rodney L. Bell
Rodney L. Bell
Its:	Chief Financial Officer, Senior
Vice President and Treasurer